CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports for Wells Fargo Advantage Diversified Capital Builder Fund, Wells Fargo Advantage Diversified Income Builder Fund, and Wells Fargo Advantage Index Asset Allocation Fund (collectively referred to as the Wells Fargo Advantage Allocation Funds), three of the funds comprising the Wells Fargo Funds Trust, dated November 21, 2012, incorporated herein by reference, and to the references to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG, LLP

Boston, Massachusetts

January 21, 2013